Issuer Free Writing Prospectus

(relating to Preliminary Prospectus Supplement dated

July 5, 2011 and Prospectus dated December 8, 2008)

Filed pursuant to Rule 433

Registration Number 333-155980

General Dynamics Corporation

Pricing Term Sheet

July 5, 2011

$500,000,000 1.375% Notes due 2015

$500,000,000 2.250% Notes due 2016

$500,000,000 3.875% Notes due 2021

Issuer:	General Dynamics Corporation

Guarantors:	American Overseas Marine Corporation; Bath Iron

Works Corporation; Electric Boat Corporation;

General Dynamics Armament and Technical

Products, Inc.; General Dynamics Government

Systems Corporation; General Dynamics Land

Systems Inc.; General Dynamics Ordnance and

Tactical Systems, Inc.; Gulfstream Aerospace

Corporation; and National Steel and Shipbuilding

Company

Security Type:	Senior Unsecured Notes

Securities:	1.375% Notes due 2015 (the “2015 Notes”)

2.250% Notes due 2016 (the “2016 Notes”)

3.875% Notes due 2021 (the “2021 Notes”)

Principal Amount:	2015 Notes: $500,000,000

2016 Notes: $500,000,000

2021 Notes: $500,000,000

Maturity:	2015 Notes: January 15, 2015

2016 Notes: July 15, 2016

2021 Notes: July 15, 2021

Coupon:	2015 Notes: 1.375%

2016 Notes: 2.250%

2021 Notes: 3.875%

Price to Public:	2015 Notes: 99.840%

2016 Notes: 99.877%

2021 Notes: 99.835%

Use of Proceeds	To repay $750 million principal amount of our

1.800% Notes due July 15, 2011 upon maturity and

for general corporate purposes.

Yield to Maturity:	2015 Notes: 1.422%

2016 Notes: 2.276%

2021 Notes: 3.895%

Spread to Benchmark Treasury:	2015 Notes: +68 bps

2016 Notes: +60 bps

2021 Notes: +78 bps

Benchmark Treasury:	2015 Notes: 0.750% due June 15, 2014

2016 Notes: 1.500% due June 30, 2016

2021 Notes: 3.125% due May 15, 2021

Benchmark Treasury Price / Yield:	2015 Notes: 100-00 3/4/ 0.742%

2016 Notes: 99-05  1/4/ 1.676%

2021 Notes: 100-02+ / 3.115%

Interest Payment Dates:	January 15 and July 15, commencing January 15,

2012

Make-Whole Call:	2015 Notes: 12.5 bps

2016 Notes: 12.5 bps

2021 Notes: 15 bps

Par Call:	2021 Notes: On or after April 15, 2021 (three

months prior to the maturity date)

Trade Date:	July 5, 2011

Expected Settlement Date:	July 12, 2011 (T+5*)

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	2015 Notes: 369550 AS7 / US369550AS76

2016 Notes: 369550 AQ1 / US369550AQ11

2021 Notes: 369550 AR9 / US369550AR93

Ratings**:	A2 by Moody’s Investors Services, Inc.

A by Standard & Poor’s Rating Services

A by Fitch Ratings, Inc.

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

J.P. Morgan Securities LLC

RBS Securities Inc.

Wells Fargo Securities, LLC

Banco Bilbao Vizcaya Argentaria, S.A.

Co-Managers:	Goldman, Sachs and Co.

Lazard Capital Markets LLC

Lloyds Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

U.S. Bancorp Investments, Inc.

ANZ Securities, Inc.

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC

Cowen and Company, LLC

PNC Capital Markets LLC

SMBC Nikko Capital Markets Limited

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

Scotia Capital (USA) Inc.

* T+5 Settlement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days (such settlement being referred to as “T+3”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade these securities on the date of this issuer free writing prospectus or the next succeeding business day will be required, by virtue of the fact that these securities initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of these securities who wish to trade these securities on the date of this issuer free writing prospectus or the next succeeding business day should consult their advisors.

**An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such materials and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 212-834-4533, RBS Securities Inc. toll free at 1-866-884-2071 or Wells Fargo Securities, LLC toll free at 1-800-326-5897.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by General Dynamics Corporation on July 5, 2011 relating to their Prospectus dated December 8, 2008.